EXHIBIT 10.2

ANNUAL INCENTIVE PLAN

DOWNEY FINANCIAL CORP.

2008 Annual Incentive Plan

Executive Management

OBJECTIVE

The Downey Financial Corp. Annual Incentive Plan (the “Plan”) is designed to motivate and reward eligible executive management of Downey Financial Corp., Downey Savings and Loan Association, F.A., and DSL Service Company (the “Company”) for performance that results in achievement of key organizational and individual executive goals.  Objectives are established to align executives’ interest and performance with the interests of Downey Financial Corp.

ELIGIBILITY

Those eligible to participate in this Plan include executives with broad responsibility and decision-making authority who have a major impact on the results of their own functional areas and on the overall performance of the Company.  Plan participation and participation level (expressed as a percentage of base salary) is subject to the approval of the Compensation Committee and the Board of Directors and may be modified by the Board.  For those individuals who become eligible to participate after January 1, 2008, the incentive award will be prorated for the percentage of the year the employee is eligible to participate.  If an eligible employee receives a base salary adjustment during the Plan Year, the annual base salary will be prorated for the percentage of the year each salary was in effect and the incentive payment will be calculated on the adjusted base salary.

PERFORMANCE MEASURES

The Plan consists of two separate measurement factors which are combined to establish the total incentive opportunity.  A participant’s ability to earn any portion of the incentive is based on the successful attainment of the Company’s Business Performance as measured by net income and the individual performance of participants.

BUSINESS PERFORMANCE

In determining any potential award, the business performance component will be based on a Net Income target of [*].  In order for any award to be paid, the Business Performance Percentage must be 100% or greater.

* confidential information has been omitted

INDIVIDUAL PERFORMANCE

Individual performance will be evaluated and a performance rating established by the Chief Executive Officer, and reviewed by the Compensation Committee and the Board of Directors of Downey. In making this evaluation, appropriate weight is given to the degree of achievement of pre-determined division/department objectives as well as evaluation of job responsibilities and performance factors.

The table below summarizes the Individual Performance ratings and corresponding Individual Performance Percentages.

Individual
Performance
Individual Performance	Percentage
5 — Outstanding Performance	110% - 120%

4 — Exceeds Expectations	100% - 110%

3 — Meets Expectations	80% - 100%

2 — Needs Improvement	0% - 80%

1 — Not Performing Job	0%

CALCULATION OF AWARD

The actual award received, if any, will be based on the following Formula (see attached example):

Base		Individual Target		Business		Individual
Salary	x	Bonus %	x	Performance %	x	Performance %	=	Bonus

PAYMENT

Overall performance will be assessed and awards under this Plan will be paid, if at all, within 60 days after the end of the Plan Year.  The participant must be actively employed on the date of the payout in order to receive an incentive payment, unless termination is due to death, incapacitation or retirement.  Payment will be prorated in these situations.  All payments are subject to applicable tax withholdings as well as any 401(k) and/or deferred compensation deductions.

TERMINATION AND MODIFICATION

This Plan will be reviewed periodically to evaluate its effectiveness.  The Board of Directors has the authority, in its sole and subjective discretion, to modify or terminate all or any part of this Plan at any time with or without notice.

EFFECTIVE DATE

The Plan operates on a fiscal year basis and this Plan summary is effective January 1, 2008 and amends all prior Annual Incentive Plans for Executive Management previously approved by the Board of Directors of Downey Financial Corp. and/or its affiliates, including the plan approved on April 28, 1993.